Exhibit 21.1
                               Lancer Corporation
                              List of Subsidiaries

United States:

Lancer Capital Corporation
San Antonio, Texas

Lancer International Sales, Inc.
San Antonio, Texas

Lancer Investment Corporation
Wilmington, Delaware

Lan-Leasing, Inc.
San Antonio, Texas

Lancer Partnership, Ltd.
San Antonio, Texas

Mexico:

Industrias Lancermex, S.A. de C.V.
Piedras Negras, Coahuila, Mexico

Lancer de Mexico, S.A. de C.V.
Monterrey, Nuevo Leon, Mexico

Servicios Lancermex, S.A. de C.V.
Monterrey, Nuevo Leon, Mexico

Brazil:

Lancer do Brasil, Participacoes, Empreendimentos e Representacoes, Ltda. Sao Paulo, Sao Paulo, Brazil

Europe:

Lancer Europe, S.A.
Brussels, Belgium

Lancer Limited
Ruislip, Middlesex, United Kingdom

OOO Lancer Sales Company
Moscow, Russia

Australia:

Lancer Pacific, Pty. Ltd.
Lancer Pacific Industies, Pty. Ltd.
Beverly, South Australia, Australia

Lancer Pacific, Ltd.
Auckland, New Zealand